Filed pursuant to
                                                                  Rule 424(b)(2)
                                                       Registration No. 33-59791


                                    CITICORP
                               U.S. $7,000,000,000
                   Global Medium-Term Senior Notes, Series C
                               U.S. $1,000,000,000
                 Global Medium-Term Subordinated Notes, Series C
               Due From 9 Months to 60 Years From Date of Issue

Pricing Supplement,  dated  January 24, 1996
      (To Prospectus Supplement, dated August 7, 1995;
      to Prospectus, dated August 7, 1995)

                              DESCRIPTION OF NOTES

      The terms of the Senior Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Senior Notes, Series C set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:               5.72% Senior Notes Due January 29, 2001
                              (the "Notes").
Aggregate
  Principal Amount:           $15,000,000.00.

Price to Public:              100%.

Issue Date:                   January 29, 1996.

Stated Maturity:              January 29, 2001.

Interest Rate:                5.72% per annum.

Interest Payment Dates:       Semi-annually on the 29th day of each January and
                              July, commencing on July 29, 1996, and at Stated
                              Maturity.

Regular Record Dates:         The date that is 15 calendar days prior to the
                              related Interest Payment Date.

Sinking Fund:                 None.

Redemption:                   None.

Selling Agent:                Bear, Stearns & Co. Inc.

Commission:                   0.172%.

CUSIP Number:                 17303 LRD 5.